UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒  No fee required

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS APRIL 19, 2010
CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS APRIL 19, 2010
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT
PRINCIPAL SHAREHOLDERS OF CRANE CO.
EXECUTIVE COMPENSATION
Management Organization and Compensation Committee Report
Summary Compensation Table
2009 Grants of Plan-Based Awards
Annual Compensation of the Named Executive Officers
2009 Outstanding Equity Awards at Fiscal Year-End
2009 Option Exercises and Stock Vested
RETIREMENT BENEFITS
Pension Benefits
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Compensation of Directors
OTHER AGREEMENTS AND INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM FEES
AUDIT COMMITTEE REPORT
RATIFICATION OF THE SELECTION OF AUDITORS
MISCELLANEOUS

CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 8, 2010

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of the Shareholders of Crane Co., at 10:00 a.m. Eastern Daylight Time on Monday, April 19, 2010 in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2009 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS
Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 19, 2010.

THIS PROXY STATEMENT AND THE 2009 ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT
WWW.CRANECO.COM/AR

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2010

March 8, 2010

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF THE SHAREHOLDERS OF CRANE CO. will be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 19, 2010 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Shareholders in 2013;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2010; and

3.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 26, 2010 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2010

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 19, 2010, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting.

This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 8, 2010.

Shares represented by the enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy. If no directions are indicated on a properly executed and returned proxy, the shares represented by the proxy will be voted for each nominee named in this Proxy Statement for election as a director, and for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2010. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Counsel has advised us that these procedures are consistent with the requirements of applicable law. The enclosed proxy card includes specific instructions to be followed by any shareholder of record interested in voting by telephone or on the Internet.

Outstanding Shares and Required Votes.  As of the close of business on February 26, 2010, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 58,714,125 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting.

Candidates for the Board of Directors will be elected if more votes are cast in favor of the candidate than against the candidate by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Shareholders may abstain from voting on any or all proposals expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each candidate will be elected if the number of votes cast in favor of such candidate exceeds the number of votes cast against such candidate. On all other matters, abstaining from voting will have the same effect as a negative vote.

Under the rules of the NYSE, brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (“broker non-votes”). The NYSE has advised us that member firms of the NYSE may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not in the election of directors. Broker non-votes do not count as votes cast for or against a matter, and therefore will not affect the outcome of the voting at the meeting.

ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members divided into three classes.

Karen E. Dykstra, Richard S. Forté and James L. L. Tullis have been nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2013 and until their successors are elected and qualified. William E. Lipner, who has been a Director of the Company since 1999, has chosen not to stand for reelection, with the Board therefore being reduced to 11 members.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the company’s business and affairs. The Board has charged the Nominating and Governance Committee with the responsibility for evaluating the mix of skills and experience of the Company’s directors and potential director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills, and other personal qualities and attributes that enable the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the three nominees (all of whom are current members of the Board) be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s age, position with Crane Co. if any, period of service as a Crane Co. director, business experience and directorships in other public companies during at least the past five years, and the areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the person should serve as a director of Crane Co. Holdings of Crane Co. stock as of February 26, 2010, are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days. No director except Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. For more information on shareholdings of directors and officers, please see Beneficial Ownership of Common Stock by Directors and Management, page 11.

Common Shares
Beneficially
Owned

Nominees to be Elected for Terms to Expire in 2013

KAREN E. DYKSTRA	21,706
Age 51; Director since 2004. Partner, Plainfield Asset Management LLC, Greenwich, CT (a registered investment advisor) since January 2007, and Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Greenwich, CT (a direct lending and investment business of Plainfield Asset Management LLC) since May 2006. Vice President—Finance and Chief Financial Officer of Automatic Data Processing, Inc. (“ADP”), Roseland, NJ (provider of computerized transaction processing, data communications and information services) from January 2003 to May 2006. Vice President—Finance of ADP from July 2001 to January 2003. Corporate Controller of ADP from October 1998 to July 2001. Other directorships: Gartner, Inc. since 2007; Plainfield Direct Inc. since 2007; AOL Inc. since 2009. Relevant skills and experience: financial expertise gained as controller and chief financial officer of public company and chief operating officer and chief financial officer of private investment vehicle.

Common Shares
Beneficially
Owned

RICHARD S. FORTÉ	22,612
Age 65; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc. since 1999. Relevant skills and experience: operational, sales and manufacturing expertise gained as chairman and chief executive officer of importing/manufacturing enterprises.

JAMES L. L. TULLIS	36,525
Age 62; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Viacell, Inc. from 2005 to 2007; Lord Abbett & Co. Mutual Funds (42 funds) since 2006. Relevant skills and experience: financial and organizational expertise gained as chief executive officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

Directors Whose Terms Expire in 2012

DONALD G. COOK	13,981
Age 63; Director since August 2005. General, United States Air Force (Retired). Commander, Air Education and Training Command, Randolph Air Force Base, San Antonio, TX from December 2001 to August 2005. Vice Commander, Air Combat Command, Langley Air Force Base, Hampton, VA from June 2000 to December 2001. Vice Commander, Air Force Space Command, Peterson Air Force Base, Colorado Springs, CO from July 1999 to June 2000. Other directorships: Burlington Northern Santa Fe Corporation from 2005 to February 2010; Hawker Beechcraft Inc. since 2007; USAA Federal Savings Bank since 2007. Relevant skills and experience: experience with organizational and intellectual capital matters gained throughout an extensive career with the United States Air Force.

R. S. EVANS	512,852
Age 65; Director since 1979. Chairman of the Board of Crane Co. since April 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001. Other directorships: HBD Industries, Inc. since 2005; Huttig Building Products, Inc. since 1972. Relevant skills and experience: Unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors.

ERIC C. FAST	1,783,451
Age 60; Director since 1999. President and Chief Executive Officer of Crane Co. since April 2001. President and Chief Operating Officer of Crane Co. from September 1999 to April 2001. Other directorships: Automatic Data Processing Inc. since 2007; Convergys Corporation from 2000 to 2007; National Integrity Life Insurance since 2000. Relevant skills and experience: financial and transactional experience over a 15-year career in investment banking; understanding of business operations gained from management of the Company as President and Chief Executive Officer.

Common Shares
Beneficially
Owned

DORSEY R. GARDNER	55,547
Age 67; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management) since 1980. Other directorships: Huttig Building Products, Inc. from 2006 to 2007; Kelso Management Company, Inc. from 1980 to 2009; Otologics, LLC from 2005 to 2009; The Thomas Group, Inc. from 2007 to 2009. Relevant skills and experience: financial and industry expertise gained as senior executive of investment management enterprises.

Directors Whose Terms Expire in 2011

E. THAYER BIGELOW	49,848
Age 68; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since October 1998. Other directorships: Huttig Building Products, Inc. since 1999; Lord Abbett & Co. Mutual Funds since 1994 (lead independent director of Lord Abbett Family of 42 mutual funds). Relevant skills and experience: operational and financial expertise gained by extensive experience as chief executive and financial officer of and advisor to media and entertainment companies.

PHILIP R. LOCHNER, JR.	11,048
Age 66; Director since December 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A Commissioner of the Securities and Exchange Commission from 1990 to 1991. Other directorships: Adelphia Communications from 2005 (post-Chapter 11 filing) to 2008; Apria Healthcare from 1998 to 2008; Gtech Holdings from 2001 to 2006; Monster Worldwide from 2006 to 2008; Solutia Inc. from 2002 to 2008; Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services since 2009. Relevant skills and experience: legal and administrative expertise gained as senior executive of public company; expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; expertise in management and governance matters gained as a director of public companies.

RONALD F. MCKENNA	19,336
Age 69; Director since January 2006. Retired December 2005 as Chairman, and December 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries). President and Chief Executive Officer of Hamilton Sundstrand Corporation from 1999 through December 2004. Other directorships: Advanced Power Technology, Inc. from 2005 to 2006; Environmental Systems Products Holdings, Inc. from 2006 to 2007. Relevant skills and experience: operational, sales and manufacturing expertise gained as senior executive officer of high-technology manufacturing enterprise with particular focus in aerospace industry.

CHARLES J. QUEENAN, JR.	34,840
Age 79; Director since 1986. Senior Counsel (retired) since 1995, and prior thereto Partner, K&L Gates LLP, Pittsburgh, PA (attorneys at law). Relevant skills and experience: unique familiarity with Crane Co. legal and accounting matters gained by many years’ experience as a partner of the Company’s principal outside counsel, and as Chairman of its Audit Committee; expertise in governance matters gained as director of many enterprises, public, private and non-profit.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Board Leadership Structure.  Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. Since 2001, these leadership roles have been filled separately by our current non-executive Chairman of the Board and our current President and Chief Executive Officer. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which has now been incorporated into our Corporate Governance Guidelines. The principal duties are as follows: provide leadership to the Board and ensure that each director is making an appropriate contribution; guide the Board’s discharge of its duties including monitoring risk management and compliance activities, reviewing corporate strategy and evaluating senior management performance and succession planning; chair meetings of the Board of Directors and the Annual Meeting of Shareholders; organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and conduct a performance evaluation of the Board. The Board believes this leadership structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.  The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with the responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly) as well as monthly reports on compliance matters. The Company’s Director of Compliance and Ethics has a direct reporting relationship to the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of her reports on the Committee’s meetings and activities. In addition, the Board has scheduled an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.  Crane Co. has established a Conflict of Interest Policy, CP-103, to which all directors, officers and salaried employees are subject. Those subject to the policy are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable SEC rules.

Attendance.  The Board of Directors met eight times during 2009. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2009 Annual Meeting.

Executive Sessions of Non-Management Directors.  Four of the meetings of the Board during 2009 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.  The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the director’s annual retainer. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of December 31, 2009, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Shareholder Communications with Directors.  The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.  No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or CEO, unless at least three years have passed since the end of such employment relationship.

•	The director is or was within the past three years an executive officer or an employee, or the director’s immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of the other organization’s consolidated gross revenues.

•	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued

service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Independence of Directors.  The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director, other than Mr. Fast and Mr. Evans, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s directors, other than Mr. Fast and Mr. Evans, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Fast is President and Chief Executive Officer of Crane Co. Mr. Evans serves as non-executive Chairman of the Board pursuant to an employment agreement under which he receives cash compensation of $100,000 per year and medical and dental insurance benefits comparable to those available to the Company’s employees generally, maintains an office and secretarial support at Crane Co.’s principal executive office and is permitted to use the corporate aircraft for personal travel, for which he reimburses the Company its incremental operating costs. See “Other Agreements and Information” below.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above, noted among other things the matters described under the caption “Other Transactions and Relationships” on page 37, and determined that the amount and nature of such transactions were not likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of the charters of all three committees are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to Crane Co., addressed to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The memberships of these committees during 2009 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• K. E. Dykstra (Chair)
• R. S. Evans (Chair)	• R. S. Forté
• E. C. Fast	• D. R. Gardner
• C. J. Queenan, Jr.	• P. R. Lochner, Jr.

Nominating and Governance Committee:	Management Organization and Compensation Committee:
• E. T. Bigelow	• E. T. Bigelow (Chair)
• D. R. Gardner (Chair)	• D. G. Cook
• P. R. Lochner, Jr.	• W. E. Lipner
• C. J. Queenan, Jr.	• R. F. McKenna
• J. L. L. Tullis

Audit Committee.  The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met ten times in 2009, including four meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears on page 38.

Audit Committee—Qualifications.  All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that Ms. Dykstra is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.  The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. The Nominating and Governance Committee met three times in 2009.

Management Organization and Compensation Committee.  The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the EVA Incentive Compensation Plan and Stock Incentive Plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

The Management Organization and Compensation Committee met four times in 2009. The Management Organization and Compensation Committee’s report appears on page 24.

Independence of Committee Members.  As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.  The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee met one time during 2009.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.  Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as our Chief Executive Officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.  In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of Crane Co.;

•	a description of what would make the proposed candidate a good addition to the Board;

•	a description of any relationships that could affect the proposed candidate’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of the proposed candidate’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee, including, without limitation, the number of shares of Crane Co. stock beneficially owned by the proposed candidate.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 20, 2010, and no later than January 19, 2011.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

On January 26, 2009, the Board of Directors adopted an amendment to the By-Laws providing that directors running for re-election to the Board without opposition must receive a majority of votes cast. Any Director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such Director’s re-election, the qualifications of the Director (including, for example, whether the Director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 13. Directors also receive 50% of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the 2009 Non-Employee Director Compensation Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of Crane Co. as a group as of February 26, 2010 is as follows:

Title of	Name of							Percent of
Class	Beneficial Owner	Amount and Nature of Beneficial Ownership(1)						Class
		Shares	Shares/Share Units		Shares in
		Owned	Under	Stock Options	Company	Total Shares
		Directly or	Restricted	Exercisable	Savings Plan	Beneficially
		Beneficially	Stock Plans(2)	Within 60 Days	(401(k))	Owned

Common Stock	E. T. Bigelow	30,932	3,916	15,000		49,848		*
	D. G. Cook	3,565	3,916	6,500		13,981		*
	K. E. Dykstra	8,790	3,916	9,000		21,706		*
	R. S. Evans	500,721	—	—	12,131	512,852		*
	E. C. Fast	382,233	279,805	1,118,583	2,830	1,783,451		3.0%
	R. S. Forté	12,280	4,832	5,500		22,612		*
	D. R. Gardner	36,631	3,916	15,000		55,547		*
	P. R. Lochner	350	6,865	3,833	—	11,048		*
	R. F. McKenna	6,971	6,865	5,500		19,336		*
	C. J. Queenan	30,924	3,916	—		34,840		*
	J. L. L. Tullis	13,609	3,916	17,000	2,000	36,525		*
	T. J. MacCarrick	1,495	9,750	13,750	37	25,032		*
	A. I. duPont	65,850	29,161	246,250	3,668	344,929		*
	M. H. Mitchell	28,749	25,500	43,750	1,609	99,608		*
	D. E. Bender	3,925	4,000	33,750	1,045	42,720		*
	Other Executive Officers (10 persons)	212,531	111,517	673,750	29,906	1,027,704		1.7%

	Total – Directors and Executive Officers as a Group (25 persons)	1,339,556	501,791	2,207,166	53,226	4,101,739	(3)	6.7%

*	Less than one percent.

(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

(2)	Restricted shares are subject to forfeiture if established service conditions are not met.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co., page 12); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont and two other executive officers, Ms. E. M. Kopzick and Mr. A. L. Krawitt, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 26, 2010, employees and former employees of Crane Co. held 1,985,320 shares of Common Stock in the Crane Co. Savings and Investment Plan and 113 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 26, 2010.

		Amount and
		Nature of
	Name and Address	Beneficial		Percent
Title of Class	of Beneficial Owner	Ownership		of Class

Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.3%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,116,905	(2)	8.7%
Common Stock	LSV Asset Management 1 North Wacker Drive, Suite 4000 Chicago, IL 60606	3,033,883	(3)	5.2%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, E. M. Kopczick and A. L. Krawitt, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Form 13F filed February 11, 2010 by GAMCO Investors, Inc. et al., giving information on shareholdings as of December 31, 2009. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (3,822,905 shares) and Gabelli Funds, LLC (1,294,000 shares). According to documents previously filed with the Securities and Exchange Commission, each of such entities is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange-listed asset management and financial services company.

(3)	As reported in a Schedule 13G filed February 10, 2010 by LSV Asset Management, a registered investment adviser, giving information on shareholdings as of December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains Crane Co.’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 25. It should be noted that the compensation information presented in the Summary Compensation Table for a given year includes (i) salaries that are set at the beginning of the year based on available competitive data, (ii) EVA incentive plan compensation that is formula-driven based on parameters set at the beginning of the year in relation to anticipated performance for that year and then determined when financial results are confirmed after the conclusion of that year, (iii) stock and option awards that are also generally granted at the beginning of the year but are based upon performance assessments and competitive data for the previous year, and (iv) pension accruals and other compensation that is paid or accrued during the year in accordance with ongoing benefit plans and policies. The discussion that follows therefore describes decisions by the Management Organization and Compensation Committee that reflect performance assessments, competitive data and general economic and other circumstances that are inherently variable, particularly in periods of volatility such as 2008 and 2009. The principal focus of the discussion is the executive compensation decisions taken by the Committee in 2009, including salaries and stock grants set in January 2009 based on performance assessments and competitive data for 2008, EVA parameters set in January and February 2009 in relation to expected performance in 2009 and EVA payouts determined in January 2010 in accordance with the plan based on actual results for 2009. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

Overview of 2009

The Company’s operating performance in 2009 was shaped by two key drivers—the continuing worldwide economic recession, which drove the Company’s sales down 16% from $2.6 billion in 2008 to $2.2 billion in 2009, and a relentless focus within the Company to reduce costs by $175 million, or 8% of sales, which enabled the Company to show significantly improved operating margins in the third and fourth quarters of 2009 despite the lower sales. These efforts were recognized by the stock market, as the Company’s total shareholder return in 2009 was 84%, compared to 25% for the S&P 500 and 24% for the RiskMetrics Index of 263 industrial companies median shareholder return. Cash compensation for the Company’s executive officers reflected these conditions, as there were no salary increases for management personnel in 2009 except for isolated cases of competitive adjustments and promotions. In practice, salaries were reduced 1.9% due to a mandatory one week unpaid furlough for all management employees in the corporate office, including the Chief Executive Officer, and certain operating units.

Under the Company’s Corporate EVA Incentive Compensation Plan (which measures net operating profit after tax compared to an expected cost of capital return on invested capital, and generally includes a component for the change in EVA from the prior year), the aggregate EVA bonus pool for 2008 was a negative $827,000 due to the lower EVA in 2008 compared to 2007. With the negative award in 2008, cash payouts were made only from undistributed awards in prior years and EVA bank balances were virtually eliminated. Given these circumstances and the highly uncertain outlook in early 2009, the Committee set the corporate EVA framework for 2009 at 10% of positive EVA with no increase or decrease for any change from 2008 and a floor of $0, and all negative bank balances were reset to zero. As in 2008, the Committee excluded average cash balances in excess of $25 million from the invested capital base (a provision incorporated into the Corporate EVA Incentive Compensation Plan approved by shareholders in 2009), to promote liquidity and assure a balanced and measured application of the Company’s free cash flow. Based on the Company’s investor guidance in early 2009, this framework was anticipated to yield a corporate EVA bonus pool of $1.8 million to $3.5 million. Based on actual results for 2009, the corporate EVA bonus pool was $2.7 million.

The stock-based compensation awards shown in the Summary Compensation Table were granted by the Committee in January 2009 when the Company’s stock price was $16.43 per share after the sharp stock market decline in the latter part of 2008. The Committee was advised by its independent compensation consultant, Hewitt Associates, that many companies with similarly depressed stock prices would likely increase the number of shares granted in order to offset a portion of the resulting decline in award value. However, the Committee was constrained by the Company’s previous commitment to shareholders in the 2007 proxy statement not to exceed a dilution “burn rate” (number of options granted per year divided by outstanding shares, with each share of restricted stock counted as two options) of 2.57% over the three year period 2007-2009. Given this constraint, the awards granted by the Committee in January 2009 were relatively flat in terms of number of shares compared to 2008, with the result that award values were approximately 50% lower than in preceding years.

The impact of the lower stock-based compensation awards in January 2009 was presented in Hewitt’s competitive data report to the Committee in January 2010, which compared actual stock grants to the Company’s executive officers to the 50th and 75th percentile grants reported by peer group companies and others included in Hewitt’s survey data. The Hewitt report showed that the Company’s 2009 grants were generally less than half of the 50th percentile grants and well below the 75th percentile grants. Taking into account the Company’s strong response to the difficult economic conditions in 2009 and the shortfall in 2009 stock-based compensation, in January 2010 the Committee approved awards consisting of approximately 10% more stock options than in prior years and an increase of approximately 45% in the aggregate number of restricted share units compared to the previous year, with an option exercise price (and RSU award value) of $31.94 per share, which was the closing price of our common stock on the date of grant. For the named executive officers in the Summary Compensation Table, these awards were as follows: Mr. Fast, 180,000 options and 80,000 RSUs; Mr. MacCarrick, 30,000 options and 3,000 RSUs; Mr. duPont, 30,000 options and 6,000 RSUs; Mr. Mitchell, 40,000 options and 15,000 RSUs; and Mr. Bender, 20,000 options and 3,000 RSUs. In February 2010, after further review and discussion of the Chief Executive Officer’s performance in 2009 and aggregate incentive compensation for the years 2008 and 2009, the Committee approved additional grants to Mr. Fast of 30,000 stock options and 40,000 restricted share units, with an option exercise price and RSU award value of $32.65 per share, which was the closing price of our common stock on the date of grant.

The 2010 grants are not presented in the Summary Compensation Table but are provided to complete the discussion of the Committee’s compensation decisions in relation to performance in 2009. After giving effect to these grants, the aggregate stock-based long-term compensation for Mr. Fast for the years 2008 and 2009 was 19% above the 50th percentile and 0.4% above the 75th percentile of the competitive peer group long-term stock-based incentive compensation data presented by Hewitt. On a total compensation basis, including salary and annual cash incentives, Mr. Fast’s compensation was 5.7% above the 50th percentile and 13.8% below the 75th percentile.

Significant Committee Actions in 2009

The Committee met four times in 2009. In January, with the assistance of competitive compensation data provided by its independent compensation consultant, Hewitt Associates, the Committee reviewed executive officer salaries, approved the calculation of EVA incentive compensation awards and payouts for executive officers, approved grants of stock options and restricted stock to executive officers and other key employees and recommended a new stock incentive plan for employees and a new director compensation plan for approval by the Board and shareholders.

In February 2009, the Committee approved the cost of equity and certain other parameters under the EVA Plan for the 2009 Plan year. In light of the negative corporate EVA awards in 2008 and the highly uncertain outlook for 2009, the Committee set the 2009 Corporate EVA framework at 10% of positive EVA for the year with no increase or decrease for the change in EVA from the prior year and a floor of $0. In addition, the Committee determined that average monthly cash balances in excess of $25 million would be excluded from the calculation of average invested capital (a provision incorporated into the 2009 Corporate EVA Incentive Compensation Plan approved by shareholders) and fixed the cost of equity for purposes of the Corporate EVA Plan at 11.10% (the same rate as used since 2006). The Committee also reviewed tally sheets for each executive officer, compiling all elements of 2008 compensation and wealth accumulation from stock option exercises and restricted stock and restricted share unit vesting in the past three years, as well as potential payments upon termination of employment, including in connection with a change in control. The Committee also reviewed and approved the Compensation Discussion and Analysis set forth in the proxy statement for the annual meeting of shareholders in April 2009.

In July 2009, the Committee reviewed reports from Hewitt Associates regarding current issues in compensation design and certain regulatory and legislative proposals regarding executive compensation. The Committee also reviewed updates from management regarding corporate EVA for 2009 and the evolving context for stock grants in 2010 in light of prior year grants and stock price performance for the Company as compared to the peer group companies and broad industry surveys provided by Hewitt. In addition, the Committee reviewed the Company’s policy regarding personal use of corporate aircraft (permitted only for the Chairman of the Board and for the President and Chief Executive Officer).

In December 2009, the Committee received the annual report from the Vice President-Human Resources on the Company’s intellectual capital, including discussion of the strengths and weaknesses of key leaders and appropriate development plans, as well as succession planning for the Chief Executive Officer and other senior leadership positions. The Committee also reviewed the year-end compensation outlook for corporate EVA and equity awards in January 2010. The Committee reviewed a report from Hewitt regarding director compensation and determined not to make any changes in such director compensation. In addition, the Committee reviewed its charter and recommended to the Board that the Committee take responsibility for review of compliance with the policy on personal use of corporate aircraft, previously the responsibility of the Audit Committee.

Objectives of the Executive Compensation Program

Crane Co.’s executive compensation program is designed and operated with the following objectives:

•	To attract and retain highly-qualified executives;

•	To provide those executives with incentives to continuously improve operating results and to increase shareholder value without encouraging unnecessary and excessive risk-taking by our executives;

•	To provide benefit programs that are competitive with those of relevant peer companies; and

•	To ensure continuity in the event of a change-in-control transaction.

In pursuit of these objectives, our executive compensation program includes the following elements, each of which is more thoroughly described in this Compensation Discussion and Analysis:

Short-Term:  Crane Co. endeavors to pay its executives annual base salary at competitive levels, generally targeting the 50th percentile of pay scales for similar positions at companies within our peer group (see the discussion below captioned “Role of Peer Group Analysis”). Certain perquisites that have been judged to be reasonable and competitive elements of compensation are provided to senior executives as well.

Short- to Medium-Term:  The principal means of short- to medium-term compensation are the corporate and operating group economic value added (EVA) plans, which are described below. For senior executives who participate in the corporate or operating group EVA plans, including all the named executive officers, this amount is contingent on firm-wide or group financial performance as well as on individual performance. These plans are designed to allow executives to share directly in the economic value added to the business during the year, but contain features for target bonuses and deferred payment to encourage retention as well as to buffer individuals against year-to-year variations in the results of the business.

Long-Term:  Long-term compensation, which consists primarily of grants of stock options and restricted stock, is granted in order to focus the attention and efforts of executives and other key employees on shareholder return; for retention purposes, these grants typically vest over a period of years. Prior to 2007, Crane Co. granted options to purchase Crane Co. stock which vest 50% after one year, 75% after two years and in full after three years; however, beginning with the grants made in January 2007, stock options vest 25% per year over four years. We changed the term of stock options from 10 years to six years in 2004. We also make annual grants of restricted stock, which, before 2007, generally vested one-third after one year, two-thirds after two years and fully after three years; beginning in 2007, restricted stock (now restricted share units, or RSUs) grants vest 25% per year over four years.

For medium and long-term compensation, the Committee targets the 75th percentile of comparable compensation reported by the Company’s peer group (see “Role of Peer Group Analysis” below).

Crane provides a 401(k) plan for substantially all its U.S. employees, and matches 25% (reduced from 50% in 2009) of employee contributions up to six percent subject to Internal Revenue Code limitations; such matching contributions are paid in shares of Crane Co. stock and are fully vested when an employee has five years of service. The named executive officers other than Mr. MacCarrick and Mr. Bender also participate in a defined benefit pension plan, and certain executive officers previously received additional grants of restricted stock, and now participate in the Benefit Equalization Plan, to restore pension benefits limited by federal tax regulations, as described below under “Retirement Shares” and “Benefit Equalization Plan.”

Role of Peer Group Analysis

In late 2005 and 2006, the Compensation Committee developed the following group of companies to serve as a peer group for compensation purposes: Ametek, Inc., Carlisle Companies Inc., Diebold, Inc., Flowserve Corporation, Goodrich Corporation, Graco, Inc., Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Precision Castparts Corp., Roper Industries, Inc., SPX Corporation, Teleflex Inc., and Trinity Industries, Inc. The Committee developed this peer group in collaboration with management and with the assistance of its independent compensation consultant, Hewitt Associates. Although Crane Co. pays the fees and expenses of Hewitt Associates, the firm is retained by the Compensation Committee and does not perform any other services for Crane Co.

During 2008, the Committee reviewed and updated the composition of the peer group first established in late 2005 and early 2006. This peer group review was comprised of two screening processes, one to examine the current peer group of companies for comparability to the Company in terms of revenues and market capitalization, nature of business and complexity of operations, and a second process to identify, without reference to the current peer group, a somewhat larger group of diversified industrial manufacturing companies based on similar metrics of size and business characteristics. The second screening process yielded a list with many of the same companies as the Company’s original peer group, and so the Committee determined to make a limited, incremental change in the peer group by deleting four companies whose revenues or market capitalization were greater or smaller than the general range of companies in the peer group and adding four companies with better fit under these metrics. The resulting list of peer companies was as follows: Ametek, Inc., Carlisle Companies Inc., Curtiss-Wright Corp. (new), Dover Corp. (new), Esterline Corp. (new), Flowserve Corporation, Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Roper Industries, Inc., SPX Corporation, Teledyne Technologies, Inc. (new), Teleflex Inc., and Trinity Industries, Inc. The four companies deleted from the prior peer group were: Diebold, Inc., Goodrich Corporation, Graco, Inc. and Precision Castparts Corp. The Committee used the same peer group for 2009 as in 2008.

Hewitt Associates provides the Compensation Committee with comparative compensation data on the peer companies from publicly available sources. In addition, Hewitt Associates provides the Committee with comparative compensation data compiled from a broad group of industrial companies with revenues ranging from $1.0 billion to $5.0 billion, using regression analysis to determine market values for companies of comparable size to the Company. This data includes base salary, bonus compensation and stock-based equity compensation for the five named executive officers, as well as the 50th and 75th percentiles for each category. Hewitt Associates also presents comparable salary, bonus and equity compensation data for Mr. Fast and the other named executive officers. The Committee uses this comparative data during its review of salaries, EVA incentive compensation and aggregate stock option and RSU grant values for the named executive officers, with the view that base salary should generally be at approximately the 50th percentile of the peer group while cash incentive compensation and stock-based compensation (which are performance-based) should target the 75th percentile of the peer group subject to Committee review for overall performance results and extraordinary items. In 2009, the Committee took particular note of Hewitt’s observation that the volatile and uncertain economic environment reduced the utility of competitive market data.

Self-Assessment Process

Each year, the Chief Executive Officer sets goals and objectives for himself as part of an annual self-assessment and review process managed by the Committee. While such goals and objectives are more qualitative than quantitative, they do provide a useful reference point for the Committee in making annual compensation decisions regarding the Chief Executive Officer. At the end of each year, Mr. Fast prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and then discussed with Mr. Fast. The principal conclusions of this assessment process for 2008, shaping the Committee’s decisions in January 2009, were (1) significant progress in building the Company’s intellectual capital through new hires and organizational changes, (2) achieving record results in the first half of 2008 and then meeting the challenges of the economic downturn with proactive cost reductions and careful attention to liquidity and (3) demonstrating leadership throughout a very challenging year.

The principal conclusions of this assessment process for 2009 (shaping the Committee’s decision particularly as to stock based compensation in January and February 2010) were (1) strong leadership during very difficult economic conditions, including disciplined focus on cost reduction, preservation of liquidity and investment in customer-facing activities, (2) continued development of the Company’s intellectual capital and (3) successful execution on the Company’s core business strategies. The Committee took these conclusions and findings into account, along with other data and information referred to above, in determining Mr. Fast’s compensation for 2009 and going into 2010. A similar process is followed for each of the Company’s other named executive officers except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer.

Use of Tally Sheets

The Committee reviews tally sheets for each named executive officer for several purposes. The Committee has found that the tally sheets present a comprehensive and detailed data set for compensation paid and accrued for each executive officer. This data serves as a useful reference point for the competitive market data presented by Hewitt, promoting continuity and a sound footing for compensation decisions. In addition, the Committee uses the tally sheet to track contractual commitments under change-in-control agreements as the elements of compensation and relevant amounts change from year to year. In making annual compensation decisions, the Committee refers to the tally sheets for the purpose of gauging whether the annual stock grants are appropriate in light of previous wealth accumulation. However, as only one of several information sources used by the Committee (other data points include competitive market data provided by Hewitt, the size of cash awards under the EVA Plan, historical grant practices by the Company, and analysis of the shares available under the Stock Incentive Plan), the tally sheets are not determinative with respect to any particular element of compensation, the amount awarded or the manner in which the Company’s compensation program is implemented.

Design and Operation of Executive Compensation Program

Base Salary

Base salaries for executive officers are established at the date of hire based on competitive market data (see the discussion of “Role of Peer Group Analysis” above), current salary levels within Crane Co. and the bargaining process needed to attract the particular executive. Mr. Fast has an employment agreement, executed in January 2001 in connection with his promotion to Chief Executive Officer, which provides for an annual salary of not less than $650,000. His salary was reviewed by the Compensation Committee in January 2009 by reference to peer group data and other relevant competitive market data compiled for the Committee by Hewitt Associates. On the recommendation of the Compensation Committee, and in light of ongoing cost concerns in the difficult economic environment, the Board of Directors determined to leave Mr. Fast’s $950,000 annual salary at the same level since 2007. Salaries for other named executive officers are reviewed in a similar manner but are determined by the Chief Executive Officer and then reviewed with the Compensation Committee. There were no increases in base salary for the named executive officers in 2009.

According to the competitive data provided by Hewitt in January 2009, the annual salary for each named executive officer in relation to the median 50th percentile was as follows: Mr. Fast, 7.5% above; Mr. MacCarrick, 11.8% below; Mr. duPont, 11.2% below; Mr. Mitchell, 27.1% below; and Mr. Bender, 16.3% below. While noting these comparative indicators, the Committee concurred with the decision not to increase any executive officer salaries for 2009 in light of the significant Company-wide focus on costs and, in the case of Mr. Mitchell, the significant EVA bonus payout in 2009 for the 2008 plan year.

EVA

Executive officers and other senior corporate executives, as well as members of senior management of individual business units, participate in non-equity incentive compensation plans based on economic value added (EVA), which is generally defined as the amount by which net operating profit after tax exceeds cost of capital. These plans are designed to reward executives for sustained, continuous improvement in operating profit in relation to the invested capital employed in the business. The Board of Directors believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

Cash payments to eligible participants are based on either or both of the aggregate EVA for the relevant unit and the growth of EVA over the prior year, as determined by the Compensation Committee, as well as a participation percentage for each individual. The participation percentage of the Chief Executive Officer is set by the Compensation Committee, while the percentages of the other participants are recommended by the Chief Executive Officer and approved by the Committee, subject to maximum participation percentages set by the Committee. Messrs. Fast, MacCarrick and duPont participate in the Crane Co. Corporate EVA Incentive Compensation Plan (the “Corporate EVA Plan”), which is based on the results of the Company as a whole, while Mr. Mitchell participates in the EVA Plan for the Fluid Handling Group and Mr. Bender participates in the EVA Plan for the Electronics Group.

EVA—Corporate EVA Plan.

Calculation of EVA; Establishment of EVA Bonus Pool.  The cost of capital used in the Corporate EVA Plan is comprised of two components, a cost of equity fixed in advance by the Compensation Committee and a cost of debt which is Crane Co.’s actual interest cost. At the beginning of each year the Compensation Committee determines the cost of equity component of the cost of capital; in 2009, after reviewing the cost of equity used for the Corporate EVA Plan over the past 10 years and a calculation of the cost of equity based upon several alternative methodologies, the Committee fixed the cost of equity for the Corporate EVA Plan at 11.10% (the same rate used since 2006). This cost of equity was then blended on a monthly weighted average basis with the actual cost of debt to determine the overall cost of capital for the Corporate EVA Plan, which was 8.87% for 2009.

The bonus pool, which may be positive or negative, is then determined using a methodology set forth in the plan; generally, if the prior year’s EVA was positive, 6% of current year positive EVA plus 10% of the change from the prior year’s EVA; if the prior year’s EVA was negative, 15% of the change from the prior year’s EVA; provided that the Compensation Committee may determine, in its discretion, to fix different percentages and combinations of current EVA and change from the prior year in order to target a corporate EVA bonus pool appropriate to planned performance. In February 2009, given the negative award in 2008 and the highly uncertain outlook, the Committee fixed the Corporate EVA framework at 10% of positive EVA with no increase or decrease for the change from the prior year, and a floor of $0. The Committee also excluded average cash balances in excess of $25 million from the invested capital base to promote liquidity and assure a balanced and measured application of the Company’s free cash flow. Under the terms of the Corporate EVA Plan, provisions relating to Crane Co.’s asbestos and Superfund liabilities, which are regarded as being legacy liabilities largely outside the control of management and for which current management should not be held accountable, are excluded from the calculation of EVA. To the extent permitted by the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may also exclude other significant non-budgeted or non-controllable gains or losses in order to properly measure executive performance. In February 2009, the Committee reviewed and approved the cost of equity component of the cost of capital calculation for 2009, and in January 2010, the Committee reviewed and approved the final determination of the aggregate Corporate EVA bonus pool for 2009, which was $2.7 million.

The Corporate EVA bonus pool for 2009 was calculated substantially as follows (dollars in millions):

A. Net Operating Profit After Tax	$153.6
B. Average Capital Employed	$1,429.5
x Cost of Capital	x 8.87%
C. Expected Return on Capital	$126.8
D. Economic Value Added (A-C)	$26.8
E. Current Year EVA x 10%	$2.7
F. Corporate Bonus Pool	$2.7
G. CEO Participation (30%)	$0.8

All participants in the Corporate EVA Plan (there were 12 participants in 2009) share in this award in accordance with their participation percentage, as described below.

Participation Percentages; Target Bonuses; Payouts.  At the beginning of each year, the Compensation Committee establishes a maximum participation percentage for executive officers; for 2009, the participation percentages were fixed at 30% for Mr. Fast and a maximum of 15% for any other executive officer named in the Summary Compensation Table, subject to determination of the final participation percentage after the end of the year. The participation percentage for each participant generally falls within a range established at the beginning of the year, with the final percentage fixed by the Committee after review of the EVA bonus pool calculation for the year, the relative performance assessments for all participants in the particular bonus pool and the recommendation of the Chief Executive Officer. The total of the participation percentages of all participants equals 100 percent. In January 2010, the Compensation Committee approved the participation percentages of the participants in the Corporate EVA Plan, including Messrs. Fast (30%), MacCarrick (8.5%) and duPont (9.0%), based on competitive market analysis, prior participation percentages and the number of and relative performance of all participants in the Corporate EVA Plan. This amount appears in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.” An amount equal to 6% interest on the portion of EVA awards earned but not paid out in previous years appears in the Summary Compensation Table in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” (For years in which the EVA award is negative, as it was for participants in the Corporate EVA Plan for 2008, the Summary Compensation Table indicates zero compensation in this category.)

Under the Corporate EVA Plan, the Compensation Committee sets target bonuses for each participant, stated as a percentage of base salary. For Mr. Fast, the target bonus is 90% of base salary. For Messrs. MacCarrick and duPont, the target bonus is 70% of base salary.

If the EVA award in a particular year is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the bank account balance is negative, the executive receives no incentive compensation payment the following year unless the EVA award is positive. Each year, Crane Co. adds interest to a positive balance at six percent. The EVA bank account is subject to forfeiture in the event an executive leaves Crane Co. by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change in control of Crane Co. As discussed above, the Committee determined in January 2009 that, given the impact of volatile economic conditions on the EVA calculation, any resulting negative balances would be reset to zero.

Under the terms of the Corporate EVA Plan, Messrs. Fast and duPont each received a cash payout in February 2010 equal to the sum of (i) the executive’s target bonus as a percentage of base salary (90% for Mr. Fast and 70% for Mr. duPont) and (ii) one-third of the executive’s “bank account” which is comprised of the unpaid portion of previous awards plus six percent annual interest, plus any remaining amount from the award for 2009 after deducting the target bonus. Mr. MacCarrick received a cash payout consisting of his entire EVA award for 2009, as the award did not exceed his target bonus, with no additional amount from his bank account as his ending balance for 2008 was $0.

EVA—Operating Groups

Senior business unit management, including Mr. Mitchell and Mr. Bender, participate in EVA Plans based upon the performance of their own business units, which are similar in general structure to the Corporate EVA Plan but have certain significant differences. It should be noted that because of these differences, the sum of the EVA bonus pools for all of our operating units does not equal the Corporate EVA bonus pool.

Calculation of EVA; Establishment of EVA Bonus Pool.  Because the capital structure of our business units is subject to many factors outside the control of management of the particular unit, the operating group EVA Plans use a fixed cost of capital of 9.5%. Aggregate EVA is calculated for each unit in the same manner as for the Corporate EVA Plan, but in certain cases the percentage of aggregate EVA and/or the percentage of the improvement from prior year are adjusted by the Chief Executive Officer and reviewed by the Committee to reflect the particular circumstances, goals and objectives of the units. In 2009 the aggregate EVA award pool for the Fluid Handling Group was $1,158,806, and the aggregate EVA award pool for the Electronics Group was $2,406,472.

Participation Percentages and Payouts.  Participation percentages for the business unit EVA pools are established by the Chief Executive Officer. For 2009, Mr. Mitchell’s participation percentage was 13% of Fluid Handling Group EVA, and Mr. Bender’s participation percentage was 20% of Electronics Group EVA. The awards for 2009 to Messrs. Mitchell and Bender are shown in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.” An amount equal to 6% interest on the portion of EVA awards earned but not paid out in previous years is included in the summary Compensation Table in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Under the terms of the operating group EVA Plans, participating executives generally receive a cash payment equal to 50% of the sum of (i) the award for the current year and (ii) the unpaid bank balance from the prior year plus interest at six percent, except that in the case of new participants the payment is 70% of such sum in the first year. The operating group EVA Plans do not use target bonuses.

Activity for each of the named executive officers in the EVA plans for 2009 was as follows:

				Payout of
				Target Bonus
	Bank-	Interest		(participants in	Additional		Bank-
	Beginning	at 6% on	2009 EVA	Crane Co. EVA	Payout	Total	Ending
Name	Balance	Balance	Award	Plan only)	from EVA Bank (1)	Payout	Balance

E.C. Fast	$116,809	$7,009	$813,000	$855,000	$27,270	$882,270	$54,548
T. J. MacCarrick	$0	$0	$230,350	$230,350	$0	$230,350	$0
A. I. duPont	$167,021	$10,021	$243,900	$225,898	$65,008	$290,906	$130,036
M. H. Mitchell	$635,148	$38,109	$150,645	NA	$411,951	$411,951	$411,951
D. E. Bender	$0	$0	$481,294	NA	$316,442	$316,442	$164,852

(1)	For Messrs. Fast and duPont, the amount shown is equal to one-third of the remaining bank balance after payment of the target bonus and application of the balance of the 2009 award. Mr. MacCarrick began the year with a $0 bank balance and his 2009 award did not exceed his target bonus, so no additional payment was made to him. For Mr. Mitchell and Mr. Bender, who do not have a target bonus under, respectively, the Fluid Handling Group EVA Plan and the Electronics Group EVA Plan, the amount shown is 50% and 66%, respectively, of the sum of the 2009 award plus the beginning bank balance, if any, and 6% interest on the unpaid bank balance from the previous year.

By reference to the competitive data provided by Hewitt in January 2010 (using available proxy statement data for peer companies, which generally presented bonus payments for 2008), the EVA bonus payouts for each of the named executive officers in relation to the targeted 75th percentile was as follows: Mr. Fast, 52% below; Mr. MacCarrick, 62% below; Mr. duPont, 56% below; Mr. Mitchell, 24% below; and Mr. Bender, 36% below. The Committee attributes these dramatic differences to the variability of competitive data over the past two years given the substantial economic downturn since the first half of 2008.

Stock-Based Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options as well as retention of highly regarded executives through restricted stock with time-based vesting. We believe that executive officers approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and vest and become exercisable 25% per year over four years (prior to 2007, the vesting schedule was 50% on the first anniversary of the date of grant, 75% on the second anniversary and 100% on the third anniversary). Accordingly, executives can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options executives are motivated to take actions that improve the share price, such as profitable sales growth through internal growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Compensation Committee, to grant restricted stock (now restricted share units, or RSUs) subject to such terms and conditions as the Committee may deem appropriate. In 2009, as in previous years, the Committee granted RSUs having time-based vesting conditions, for purposes of retaining highly regarded executives. The vesting conditions for the RSUs granted to the named executive officers in 2009 were 25% per year over four years; grants prior to 2007 generally vested one-third on the first anniversary of the date of grant, one-third on the second anniversary and one-third on the third anniversary.

In determining the size of the stock option and restricted share unit grants in January 2009, the Compensation Committee considered the peer group data compiled by Hewitt Associates, as well as our historical grant practices including the number of shares, as well as fair market value of the stock and, for stock options, Black-Scholes values on the dates of grant. The Committee took note of the significant change in the Company’s stock price in 2008 but was significantly constrained by the “burn rate” commitment in the 2007 proxy statement referred to above (see “Overview of 2009”, above).

In January 2009, the Committee granted an aggregate of 879,300 stock options, of which 130,000 or 14.8% were granted to Mr. Fast and an aggregate of 100,000 or 11.4% were granted to Messrs. MacCarrick, duPont, Mitchell and Bender. In January 2009, the Committee also granted an aggregate of 180,250 restricted share units, of which 60,000 or 31.6% were granted to Mr. Fast and 14,000 or 7.4% were granted to Messrs. MacCarrick, duPont and Mitchell. Mr. Bender did not receive an award of RSUs in 2009. The grant date fair value of each such grant of options and RSUs is presented in the Grants of Plan-Based Awards Table under the caption “Grant Date Fair Value of Stock and Option Awards.” For more information regarding the number of unexercised stock options and unvested restricted stock and restricted share units held by each of our named executive officers as of December 31, 2009, please see the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 29.

By reference to the competitive data provided by Hewitt in January 2009 (using available proxy statement data for peer companies, which generally presented stock grants in 2008), the aggregate grant value of stock options and restricted share units for each of the named executive officers was substantially below the targeted 75th percentile, due to the dramatic decline in the Company’s stock price in late 2008 and early 2009 and the constraint against awarding a greater number of shares resulting from the Company’s burn rate commitment (annual grants as a percentage of outstanding shares) to shareholders in the 2007 proxy statement, as previously noted.

During the balance of 2009, the Committee granted an additional 57,000 stock options and 14,500 restricted share units under the Stock Incentive Plan, none of which were granted to any named executive officer.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options.  Since 2000, annual grants of stock options and restricted stock (now restricted share units) to executive officers have been made at the Compensation Committee’s January meeting, when all annual executive compensation decisions are made, except for 2004 when the stock grants were deferred until shareholders approved a new plan in April of that year. The February 2010 grants to Mr. Fast discussed on page 14 under the caption “Overview of 2009” should be viewed as part of this annual grant process. The Committee also grants stock options and restricted share units at other dates to newly hired or promoted executives. The exercise price of stock options under the 2009 Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant. For grants under plans prior to 2007, the exercise price of stock options was defined as the average of the high and low market prices of the stock over the ten trading days ending on the date of grant.

Retirement Shares.  From 1995 to 2008, the Committee administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. This plan was discontinued in 2008.

Benefit Equalization Plan

In January 2008, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the Retirement Shares plan discussed in the preceding paragraph, under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to certain federal tax policies that limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives currently participating in this plan are Messrs. Fast and duPont and three other executive officers.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers and business unit presidents. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	Minimum Ownership Level

$125,001—$175,000	2 x Base Salary
$175,001—$300,000	3 x Base Salary
$300,001—$500,000	4 x Base Salary
Above $500,000	5 x Base Salary

The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the restricted share grant vesting less the number of shares surrendered to satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) restricted stock and restricted share units held by the executive. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. Executives are expected to reach the applicable minimum ownership level by the fifth anniversary of their date of hire or first date in the relevant executive position. All executive officers who had attained their fifth anniversary of service were in compliance with these stock ownership guidelines at the Record Date, February 26, 2010.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the EVA bonuses and amounts realized from stock option exercises and vesting of restricted stock and restricted share units based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Compensation Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the named executive officers unless the compensation meets certain specific requirements. The Corporate and operating group EVA incentive compensation plans are intended to constitute performance-based plans meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans meet the requirements of Section 162(m) for deductibility. The RSUs granted in 2009 do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions is not deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2009, approximately $1.2 million of compensation received by Mr. Fast, principally due to the vesting of restricted stock granted in previous years, was not deductible under Section 162(m). As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive or retention value of the compensation.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnote set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is provided to certain key employees but not to all employees and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board (our former chief executive officer). The Chief Executive Officer, Mr. E.C. Fast, has an agreement with Crane Co. (as described under the caption “Other Agreements and Information” on page 36 pursuant to which he reimburses the Company for a portion of the costs of such personal use based upon U.S. Treasury regulations establishing the fair market value of such personal use for tax purposes, and the net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Chairman of the Board, Mr. R.S. Evans, has an agreement providing that he pay the aggregate incremental cost of aircraft operation. Under applicable Treasury regulations, Crane also loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2009, the disallowed deduction was approximately $1.85 million. The Board of Directors has approved this personal use of the aircraft for Mr. Fast because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Fast and thereby benefits Crane Co.; for R.S. Evans, our former chief executive officer, the Board of Directors has approved this use in connection with his continued service as non-executive Chairman of the Board and in recognition of his long service and substantial contributions to Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 37.

Change in Control Provisions

Certain executive officers have an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” (as defined in the agreement to include the executive’s right to terminate such employment without specifying any reason within the 30-day period commencing on the first anniversary of the change in control), the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The EVA plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of a change in control. The change in control agreements obligate Crane Co. to make additional payments to the employee such that after payment of all taxes including any excise tax under section 4999 of the Internal Revenue Code resulting from such payments and the accelerated vesting of EVA bank balances, stock options, restricted stock and RSUs, the employee will retain an amount sufficient to pay the excise tax on all such payments. As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements would range from $2,516,392 for Mr. duPont to $7,531,536 for Mr. Fast. The corresponding additional payments in respect of excise taxes would range from nil for Mr. Fast and Mr. duPont to $1,311,717 for Mr. MacCarrick. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

Management Organization and Compensation Committee Report

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

E. Thayer Bigelow, Chair
Donald G. Cook
William E. Lipner
Ronald F. McKenna
James L. L. Tullis

Summary Compensation Table

The table below summarizes the compensation for 2007, 2008 and 2009 earned by Crane Co.’s Chief Executive Officer; its Chief Financial Officer (whose employment began as of July 28, 2008); and each of the three other most highly paid executive officers who were serving as executive officers at December 31, 2009. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers.” Amounts shown in the columns headed “Stock Awards” and “Option Awards” relate to grants made in January of the indicated year (in the case of Mr. MacCarrick, in July 2008). Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” relate to EVA awards made, on the basis of performance during the indicated year, in January of the year following.

								Change in
								Pension Value
								and Nonqualified
						Non-Equity		Deferred
			Stock		Option	Incentive Plan		Compensation	All Other
Name and		Salary	Awards		Awards	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)	($) (1)		($) (2)	($) (3)		($) (4)	($) (5)	($)

Eric C. Fast	2009	$931,731	$985,800		$439,400	$813,000		$682,131	$267,341	$4,119,403
President and Chief	2008	$950,000	$3,955,910	(7)	$867,100	$0		$774,316	$375,893	$6,923,219
Executive Officer (6)	2007	$950,000	$1,863,000		$922,000	$1,964,400		$66,140	$254,441	$6,019,981
Timothy J. MacCarrick	2009	$372,692	$49,290		$101,400	$230,350		$0	$41,934	$795,666
Vice President,	2008	$156,093	$220,920		$180,000	$0	(9)	$0	$344,851	$901,864
Chief Financial Officer (8)
Augustus I. duPont	2009	$316,506	$49,290		$101,400	$243,900		$286,952	$59,266	$1,057,314
Vice President, General	2008	$322,712	$397,414	(7)	$200,100	$0		$246,470	$57,477	$1,224,173
Counsel and Secretary	2007	$310,300	$149,040		$230,500	$654,800		$44,371	$52,779	$1,441,790
Max H. Mitchell	2009	$307,002	$131,440		$101,400	$150,645		$69,545	$46,857	$806,889
President, Fluid	2008	$313,022	$218,760		$200,100	$650,940		$41,111	$45,800	$1,469,733
Handling Group	2007	$298,116	$223,560		$276,600	$737,615		$32,650	$45,293	$1,613,834
David E. Bender	2009	$257,088	$0		$33,800	$481,294		$0	$38,481	$810,663
President, Electronics	2008	$257,088	$36,460		$66,700	$0		$299	$40,261	$400,808
Group	2007	$249,600	$74,520		$138,300	$0		$2,400	$39,600	$504,420

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of time-based and retirement-based restricted shares of Crane Co. stock made during the indicated year. For details of individual grants of restricted shares during 2009 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year or earlier. For details of individual grants of stock options during 2009 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010.

(3)	Amounts shown in this column for all named executive officers in 2007 and 2009, and for Messrs. Mitchell and Bender in 2008, are additions to the EVA account in which the named executive officer participates; to the extent not paid out in cash, they remain subject to being reduced in later years if EVA is not positive. Messrs. Fast, MacCarrick and duPont, who participate in the Corporate EVA Incentive Compensation Plan, received deductions from their EVA plan balances for 2008 of ($248,100), ($82,700) and ($78,565) respectively. In accordance with Securities and Exchange Commission rules, these deductions are shown as zeroes in the Summary Compensation Table. For a full explanation of the operation of the EVA plans please refer to the narrative disclosure below under “Annual Compensation of the Named Executive Officers” and to the Compensation Discussion and Analysis on page 13.

(4)	The amount shown in this column for each of the named executive officers includes the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2008 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2008) to December 31, 2009 (the pension plan measurement date with respect to Crane’s audited financial statements for 2009). For additional information regarding defined benefit plans, please see the Pension Benefits table below. Also included is interest earned at a rate of 6% on the unpaid bank balance from the prior year, as follows: Mr. Fast, $7,009; Mr. duPont, $10,021; and Mr. Mitchell, $38,109. Please see the Compensation Discussion and Analysis under the caption

“Design and Operation of Executive Compensation Program—EVA—Corporate EVA Plan—Participation Percentages; Target Bonuses; Payouts” on page 19.

(5)	Amounts in this column for 2009 include the following:

			Personal Use		Company Match
	Dividends Paid	Personal Use	of Company-	Contribution	of Employee
	on Restricted	of Company	Provided	to Retirement	401(k)	Insurance
	Stock*	Aircraft**	Car	Account	Contributions	Premiums

E. C. Fast	$165,844	$67,860	$5,849	—	$7,350	$20,438
T. J. MacCarrick	$6,600	—	$15,139	$4,900	$877	$14,418
A. I. duPont	$20,866	—	$13,133	—	$7,350	$17,917
M. H. Mitchell	$12,400	—	$9,213	—	$7,350	$17,894
D. E. Bender	$1,400	—	$7,715	$12,250	$5,488	$11,628

*	Dividends are paid on shares of restricted stock and restricted share units at the same rate as on all other shares of Common Stock.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 37.

(6)	Mr. Fast also served as acting Chief Financial Officer from November 14, 2007 to July 27, 2008.

(7)	Includes retirement shares granted in January 2008, to participating executives in respect of retirement benefits accrued for service during 2006 and 2007. No shares were granted under this program in 2007, and the program was discontinued in 2008. The amounts attributable to retirement shares are as follows: Mr. Fast, $708,107; and Mr. duPont, $58,625. In each case, based upon calculations by Buck Consultants, slightly more than one-half of such shares were attributable to retirement benefits accrued for service during 2007; for Mr. Fast, 15,105 shares were attributable to 2007 service and 13,395 shares were attributable to 2006 service.

(8)	Mr. MacCarrick joined Crane Co. as Vice President and Chief Financial Officer on July 28, 2008.

(9)	Mr. MacCarrick received in February 2009 a guaranteed EVA payout of $200,000 pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008. See the Compensation Discussion and Analysis under the caption “Design and Operation of Executive Compensation Program—EVA—Corporate EVA Plan—Participation Percentages; Target Bonuses; Payouts” on page 19.

2009 Grants of Plan-Based Awards

		Estimated Future		All Other		Grant Date
		Payouts Under	All Other	Option Awards:	Exercise or	Fair Value
		Non-Equity	Stock Awards:	Number of	Base Price	of Stock
		Incentive Plan	Number of	Securities	of Option	and Option
		Awards-Target	Shares of Stock	Underlying	Awards	Awards
Name	Grant Date (1)	($) (2)	or Units (#)	Options (#)	($/Sh) (3)	($) (4)

E. C. Fast	N/A	$813,000
	January 26, 2009		60,000			$985,800
	January 26, 2009			130,000	$16.43	$439,400

T. J. MacCarrick	N/A	$230,350
	January 26, 2009		3,000			$49,290
	January 26, 2009			30,000	$16.43	$101,400

A. I. duPont	N/A	$243,900
	January 26, 2009		3,000			$49,290
	January 26, 2009			30,000	$16.43	$101,400

M. H. Mitchell	N/A	$150,645
	January 26, 2009		8,000			$131,440
	January 26, 2009			30,000	$16.43	$101,400

D. E. Bender	N/A	$481,294
	January 26, 2009			10,000	$16.43	$33,800

(1)	All grants were effective as of the date on which the Compensation Committee voted to approve them. Awards under the corporate and business unit EVA plans relating to the 2009 performance of the business and of the individual were finalized and approved at the January 25, 2010 meeting of the Compensation Committee.

(2)	The amounts shown are additions to the EVA account in which the named executive officer participates, as described in Note 3 to the Summary Compensation Table and in the Compensation Discussion and Analysis which begins on page 13. Both the amount of the EVA pool and the participant’s percentage of the pool are approved by the Compensation Committee, based on the performance of both the business and the individual, in January of the year following the year to which the award relates. Because there are no “maximum” or “threshold” amounts under the EVA Plans, the corresponding columns have been omitted from the table.

(3)	The exercise price of options awarded under the plan in effect at the time of the 2009 annual grants, the 2007 Stock Incentive Plan, is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(4)	The grant date fair value of each restricted share unit, calculated in accordance with FASB ASC Topic 718 by taking the closing trading price on the date of grant, is $16.43 for the January 26, 2009 grants. The grant date fair value of each stock option, calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model, is $3.38 for the January 26, 2009 grants.

Annual Compensation of the Named Executive Officers

Base Salary—The base annual salary of the Chief Executive Officer is determined by the terms of his employment agreement, subject to annual increases as recommended by the Management Organization and Compensation Committee and approved by the Board of Directors. The base annual salary of each of the named executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer and reviewed by the Committee. Based on the base salaries of the named executive officers, as well as the fair value of equity awards and non-equity incentive plan awards granted to them in 2009, base salary accounted for approximately 29% of the total compensation of the named executive officers.

EVA—Messrs. Fast, MacCarrick and duPont each received awards under the Crane Co. Corporate EVA Incentive Compensation Plan, calculated with reference to Crane Co.’s financial results for 2009. Mr. Mitchell received an award under the Fluid Handling Group EVA Plan, and Mr. Bender received an award under the Electronics Group EVA Plan, in each case including both cash compensation and grants of potential future benefits. Grants relating to 2009 performance were not fixed until the first meeting of the Compensation Committee and the Board of Directors in 2010. The operation of the EVA plans is described in detail beginning on page 16 in the Compensation Discussion and Analysis.

Stock Options, Restricted Stock and Restricted Share Units—In 2009, consistent with previous practice, Crane Co. made annual grants of stock options and restricted share units to executives and other key employees, including Messrs. Fast, MacCarrick, duPont, Mitchell and Bender, at the January 26 meeting of the Compensation Committee.

Options granted prior to 2007 become exercisable 50% one year, 75% two years and 100% three years after the grant date. Options expire, unless exercised, six years (ten years for options granted prior to 2004) after grant. Options granted in 2007 and thereafter become exercisable 25% per year over four years. The exercise price of the options granted on January 26, 2009 was $16.43, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2007 Stock Incentive Plan by taking the closing price on the grant date. From 1998 through April 23, 2007, when the 2007 Stock Incentive Plan became effective upon being approved by our shareholders at the Annual Meeting, the fair market value was calculated by taking the average of the high and low market prices of the stock over the last ten trading days including the date of grant.

The exercise price may be paid by delivery of shares owned for more than six months, and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

The restricted share units vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant, or upon the participant’s earlier death, permanent disability, normal retirement at age 65, or early retirement at age 62 or older with at least ten years of service, or upon a change in control of Crane Co. Grants prior to 2007 generally vested as to one-third of the award on the first, second and third anniversaries of the date of grant.

Retirement Shares—Certain provisions of the Internal Revenue Code limit the amount of compensation that can be considered in determining benefits under a tax-qualified defined benefit plan. From 1995 to 2008, the Committee administered a retirement plan for selected executive officers and other key employees using grants of restricted stock to make up the shortfall in pension benefits imposed by this tax limitation. Such grants vest on the earlier of the executive’s normal retirement date at age 65 or the tenth anniversary of the date of grant, except in the case of Mr. Fast, whose shares would also vest in the event of his early retirement on or after the tenth anniversary of his date of hire, i.e. September 27, 2009. Grants were made under this program in 2008 to Messrs. Fast and duPont.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer the number of unexercised options and the number of shares of restricted stock or restricted share units that had not vested as of December 31, 2009. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
							Market Value of
	Number of	Number of		Option		Number of Shares or	Shares or Units of
	Securities Underlying	Securities Underlying		Exercise	Option	Units of Stock That	Stock That
	Unexercised Options	Unexercised Options		Price	Expiration	Have Not Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable (1)		($)	Date	(#) (2)	($) (3)

E. C. Fast						207,305	$6,347,679
	100,000	0		$26.95	1/22/2011
	200,000	0		$26.95	4/23/2011
	300,000	0		$23.23	1/28/2012
	160,000	0		$33.31	4/26/2010
	130,000	0		$26.86	1/24/2011
	100,000	0		$36.58	1/23/2012
	50,000	50,000	(4)	$36.64	1/29/2013
	32,500	97,500	(5)	$36.46	1/28/2014
	0	130,000	(6)	$16.43	1/26/2015

T. J. MacCarrick						7,500	$229,650
	6,250	18,750	(7)	$36.82	7/28/2014
	0	30,000	(6)	$16.43	1/26/2015

A. I. duPont						25,911	$793,395

	40,000	0		$26.95	1/22/2011
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	30,000	0		$33.31	4/26/2010
	30,000	0		$26.86	1/24/2011
	25,000	0		$36.58	1/23/2012
	12,500	12,500	(4)	$36.64	1/29/2013
	7,500	22,500	(5)	$36.46	1/28/2014
	0	30,000	(6)	$16.43	1/26/2015

M. H. Mitchell						15,500	$474,610
	6,250	0		$36.58	1/23/2012
	7,500	15,000	(4)	$36.64	1/29/2013
	7,500	22,500	(5)	$36.46	1/28/2014
	0	30,000	(6)	$16.43	1/26/2015

D. E. Bender						1,750	$53,585
	15,000	0		$32.65	12/12/2011
	7,500	7,500	(4)	$36.64	1/29/2013
	2,500	7,500	(5)	$36.46	1/28/2014
	0	10,000	(6)	$16.43	1/26/2015

(1)	Options will vest on the dates indicated in the corresponding footnote; options also vest upon normal retirement at or after age 65.

(2)	Shares of restricted stock and restricted share units shown in this column include both time-based and retirement-based restricted shares. Time-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	MacCarrick	duPont	Mitchell	Bender

January 26, 2010*	15,000	750	750	2,000
January 28, 2010	20,000		1,000	1,500	250
January 29, 2010	12,500		1,000	1,500	500
July 28, 2010		1,500
January 26, 2011*	15,000	750	750	2,000
January 28, 2011	20,000		1,000	1,500	250
January 29, 2011	12,500		1,000	1,500	500
July 28, 2011		1,500
January 26, 2012*	15,000	750	750	2,000
January 28, 2012	20,000		1,000	1,500	250
July 28, 2012		1,500
January 26, 2013*	15,000	750	750	2,000

*	For grants made in 2009 and after, vesting also occurs upon normal retirement at age 65, or early retirement at age 62 or older with at least ten years of service.

Retirement-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	duPont

April 10, 2010	—	1,300
January 28, 2012	5,605	2,311
January 24, 2015	22,600	6,600
January 23, 2016	5,600	800
January 28, 2018	28,500	6,900

Retirement-based restricted shares will also vest fully, in the case of Mr. duPont, upon normal retirement at age 65. For Mr. Fast, retirement-based shares vest fully upon early retirement if after the tenth anniversary of his date of hire (September 27, 2009).

(3)	Computed using a price of $30.62 per share, which was the closing market price of Crane Co. stock on the last trading day of 2009.

(4)	The unvested portion of this option grant will vest 50% on January 29, 2010 and 100% on January 29, 2011.

(5)	The unvested portion of this option grant will vest 33% on January 28, 2010, 67% on January 28, 2011 and 100% on January 28, 2012.

(6)	The unvested portion of this option grant will vest 25% on January 26, 2010, 50% on January 26, 2011, 75% on January 26, 2012, and 100% on January 26, 2013.

(7)	The unvested portion of this option grant will vest 33% on July 28, 2010, 67% on July 28, 2011 and 100% on July 28, 2012.

2009 Option Exercises and Stock Vested

The following table provides information on each exercise of stock options, and each vesting of restricted stock, for each of the named executive officers during 2009. The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date), and the exercise price of the options. The value realized on vesting of restricted stock is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the closing price on that date).

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

E. C. Fast	—	—	62,500	$1,108,925
T. J. MacCarrick	—	—	1,500	$32,025
A. I. duPont	40,000	$163,200	4,687	$83,300
M. H. Mitchell	—	—	5,668	$100,605
D. E. Bender	—	—	750	$14,178

RETIREMENT BENEFITS

All officers of Crane Co. hired before January 1, 2006, including Messrs. Fast, duPont and Mitchell, are participants in Crane Co.’s pension plan for all eligible employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1-2 / 3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1-2 / 3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $245,000 for 2009 and is subject to adjustment in future years.

In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit

Equalization Plan was amended and restated effective December 8, 2008 to provide that, in the event of retirement at age 62 or older with ten years of service, a participating executive would be eligible to receive benefits under the Plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives currently participating in this plan are Messrs. Fast and duPont and three other executive officers.

For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to two percent of covered compensation as described above, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. MacCarrick and four other executive officers are covered by this retirement benefit. Mr. Bender participates in a separate plan which provides a benefit equal to five percent of covered compensation, which is also invested in the Crane Co. Savings and Investment Plan.

The table below sets forth the number of years of credited service and the present value at December 31, 2009 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Pension Benefits

		Number of		Payments
		Years Credited	Present Value	During Last
		Service	of Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)

E. C. Fast	Crane Co. Pension Plan for	10	$273,311	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	10	$1,263,076	—
A. I. duPont	Crane Co. Pension Plan for	14	$322,511	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	14	$395,862	—
M. H. Mitchell	Crane Co. Pension Plan for	6	$68,514	—
	Eligible Employees

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which does not permit annual retirement benefit payments to exceed $195,000 for 2009, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on December 31, 2009: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.  Each of the named executive officers other than Mr. Bender (and certain other executive officers) has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses, and all accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years after termination. If a change in control had taken place on December 31, 2009, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts: Mr. Fast, $7,531,536; Mr. MacCarrick, $3,060,000; Mr. duPont, $2,516,392; and Mr. Mitchell, $3,107,106. The Company’s best estimate of the value of the continuation for three years of each executive’s medical coverage and other benefits is as follows: Mr. Fast, $61,313; Mr. MacCarrick, $43,254; Mr. duPont, $53,751; and Mr. Mitchell, $53,682.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed “Good Reason” under the agreement.

If it is determined that any economic benefit or payment or distribution by Crane Co. to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the stock option and restricted stock plans of Crane Co.) (“Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide that Crane Co. shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such additional payments, the employee will retain an amount sufficient to pay the excise tax on all the Payments. If a change in control had taken place on December 31, 2009, and employment had terminated immediately thereafter, the named executive officers would have become entitled to the following payments under this provision: Mr. MacCarrick, $1,311,717; and Mr. Mitchell, $1,299,829.

EVA Plans.  Under the terms of the Crane Co. EVA Plan and the divisional EVA plans, the EVA “bank” account is forfeited if a participant resigns voluntarily or is terminated, but is paid in full in the event of retirement at age 65 (or earlier at the discretion of the Compensation Committee), death or disability, or upon a change in control. The EVA bank accounts of the named executive officers at December 31, 2009, taking into account the grants of awards based on 2009 results and the related payouts, which took place in the first quarter of 2010, stood as follows: Mr. Fast, $54,548; Mr. MacCarrick, $0; Mr. duPont, $130,036; Mr. Mitchell, $411,951; and Mr. Bender, $164,853.

Benefit Equalization Plan.  Mr. Fast and Mr. duPont participate in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 21 and under the caption “Retirement Benefits” on page 31. Assuming their retirement as of December 31, 2009, they would have become entitled to benefits valued as follows: Mr. Fast, $1,263,076; and Mr. duPont, $395,862. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Stock and RSUs.  Under the terms of the Stock Incentive Plan, any unvested shares of restricted stock and RSUs are forfeited in the event of resignation or termination, but vest immediately upon a change in control. The Compensation Committee may, in its sole discretion, waive the forfeiture period and allow shares of restricted stock and RSUs to vest in the event of retirement, death or disability, and the table on the following page assumes that they would do so. If the then unvested restricted stock and RSUs owned by each of the named executive officers had become vested as of December 31, 2009, and assuming the value of Crane Co. stock to be $30.62 per share, the closing price on the last trading day of 2009, the aggregate value to each of the named executive officers would have been as follows: Mr. Fast, $6,347,679; Mr. MacCarrick, $229,650; Mr. duPont, $793,395; Mr. Mitchell, $474,610; and Mr. Bender, $53,585.

Stock Options.  Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, but unvested options become exercisable in the event of retirement, death or permanent disability, or termination following a change in control. If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2009, and assuming the value of Crane Co. stock to be $30.62 per share, the closing price on the last trading day of 2009, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Fast, $1,844,700; Mr. MacCarrick, $425,700; Mr. duPont, $425,700; Mr. Mitchell, $425,700; and Mr. Bender, $141,900.

Employment Agreement—Mr. Fast.  On January 22, 2001, Crane Co. entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of Crane Co. commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment.

If Crane Co. terminates Mr. Fast’s employment other than for Cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years. If Crane had terminated Mr. Fast’s employment as of December 31, 2009, such cash payment would have been $3,664,540. In addition, all of Mr. Fast’s stock options would become fully vested and exercisable and all of his restricted stock would become fully vested, yielding the values set forth in the preceding paragraphs captioned “Restricted Stock” and “Stock Options.”

Severance Pay.  Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. In the case of Mr. Fast, this severance policy would be superseded by the terms of his employment agreement, discussed in the preceding paragraph. Under this practice, if each of the other named executive officers had been terminated as of December 31, 2009, the severance to which they would have been entitled would have been as follows: Mr. MacCarrick, $394,418; Mr. duPont, $340,629; Mr. Mitchell, $330,916; and Mr. Bender, $268,716.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2009, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

						Change in
	Voluntary	Involuntary		Death or	Change in	Control and
Name	Resignation	Termination	Retirement	Disability	Control	Termination

E. C. Fast	—	$11,856,919	$9,510,003	$8,878,465	$6,402,227	$15,839,777
T. J. MacCarrick	—	$394,418	$655,350	$655,350	$229,650	$5,070,320
A. I. duPont	—	$340,629	$1,744,993	$1,547,062	$923,431	$3,919,274
M. H. Mitchell	—	$330,916	$1,312,261	$1,312,261	$886,561	$5,772,878
D. E. Bender	—	$268,716	$360,337	$360,337	$218,437	$395,221

Compensation of Directors

The standard retainer payable to each non-employee director is currently $75,000 per year. Pursuant to the 2009 Non-Employee Director Compensation Plan, non-employee directors receive, in lieu of cash, Deferred Stock Units (“DSUs”) (rounded to the nearest share) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash; however, directors may elect to receive the retainer entirely in DSUs. All directors who are not employees of Crane Co., of whom there are currently 10, participate in the plan; Mr. Evans, the Chairman of the Board, does not participate. The DSUs are issued each year as of the date of the Annual Meeting, are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control, and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2009 each non-employee director received DSUs pursuant to this plan; three directors who had elected to receive the entire retainer in DSUs received 3,975 DSUs, and the remaining seven non-employee directors received 1,987 DSUs.

In addition, under the 2009 Non-Employee Director Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each Annual Meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of grant. On April 20, 2009 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $18.87 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $2,000 for each Board meeting attended. Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $2,000 for each committee meeting attended, and committee chairs receive a supplemental annual retainer of $10,000 for the Audit Committee and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors (terminated as to active directors other than Mr. Queenan in 2000) provides for a benefit upon retirement at or after age 65 equal to the participant’s annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from Crane Co.’s general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan has elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan, with a cap on his annual benefit accrual of $35,000. Certain former Crane Co. directors continue to receive their retirement benefits under the Retirement Plan.

Director Compensation in 2009

The following table shows the compensation in 2009 of all directors except Mr. Fast, the Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 25.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($) (1)	($) (2)	($) (3)	($)

E. T. Bigelow	$79,004	$40,179	$11,460	$130,643
D. G. Cook	$61,500	$40,179	$11,460	$113,139
K. E. Dykstra	$79,500	$40,179	$11,460	$131,138
R. S. Evans	$100,000	—	—	$100,000
R. S. Forté	$60,125	$40,896	$11,460	$112,481
D. R. Gardner	$83,000	$40,179	$11,460	$134,639
W. E. Lipner	$33,375	$78,881	$11,460	$123,716
P. R. Lochner, Jr.	$38,000	$79,598	$11,460	$129,058
R. F. McKenna	$24,000	$79,598	$11,460	$115,058
C. J. Queenan, Jr.	$63,504	$40,179	—	$103,683
J. L. L. Tullis	$61,500	$40,179	$11,460	$113,139

(1)	Directors who are not employees of Crane Co. receive a standard retainer of $75,000 per year, half of which is payable in cash and half in Deferred Stock Units. Beginning in April 2008, directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors receive a retainer of $7,500 per year for service as Chair of a Committee of the Board ($10,000 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of Deferred Stock Units made during the indicated year. Awards of Deferred Stock Units during 2009, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows: 3,975 Deferred Stock Units on April 20 in connection with the Annual Meeting, and an aggregate of 191.05 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co, stock on March 11, June 10, September 11 and December 10 to each of Mr. Lochner and Mr. McKenna; 1,987 Deferred Stock Units on April 20 in connection with the Annual Meeting, and an aggregate of 145.51 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co, stock on March 11, June 10, September 11 and December 10 to Mr. Forté; 3,975 Deferred Stock Units on April 20 in connection with the Annual Meeting, and an aggregate of 158.33 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co, stock on March 11, June 10, September 11 and December 10 to Mr. Lipner; 1,987 Deferred Stock Units on April 20 in connection with the Annual Meeting, and an aggregate of 112.79 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 11, June 10, September 11 and December 10 to each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Queenan and Tullis. The grant date fair value of each DSU granted on April 20, 2009 was $18.87. At December 31, 2009, each of Messrs. Lochner and McKenna held 6,865.77 DSUs, Mr. Forté held 4,832.23 DSUs, Mr. Lipner held 5,950.01 DSUs, and each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Queenan and Tullis held 3,916.47 DSUs. There were no forfeitures of DSUs by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010.

(3)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase shares of Crane Co. stock made during the indicated year. Awards of stock options during 2009, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows: Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lipner, Lochner, McKenna and Tullis, 2,000 options on April 20 in connection with the Annual Meeting. The grant date fair value of each option was $5.73. Mr. Evans and Mr. Queenan do not participate in the Non-Employee Director Compensation Plan. At December 31, 2009, each non-employee director held options, with various grant dates and strike prices, as follows: Mr. Bigelow, 41,900; Mr. Cook, 9,500; Ms. Dykstra, 12,000; Mr. Forté, 8,500; Mr. Gardner, 18,000; Mr. Lipner, 21,500; Mr. Lochner, 6,833; Mr. McKenna, 8,500; and Mr. Tullis, 20,000. There were no forfeitures of stock options by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.  Crane Co. has entered into indemnification agreements with Mr. Fast, each other Director, Messrs. MacCarrick, duPont, Mitchell and Bender, and the ten other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Employment Agreement—Mr. Evans.  Mr. R.S. Evans serves as non-executive Chairman of the Board pursuant to an agreement entered into in 2001 upon his retirement as Chief Executive Officer of Crane Co. Under this agreement as amended in April 2004, Mr. Evans receives an annual retainer of $100,000 and medical and dental insurance benefits comparable to those available to the Company’s employees generally. In addition, Crane Co. provides Mr. Evans with an office at its headquarters and the use of the corporate airplane for business and personal use subject to the approval of the Chief Executive Officer. The agreement has a term of three years, renewable each year for an additional year, and if Crane Co. terminates Mr. Evans’ employment other than for cause, or if Mr. Evans terminates his employment for Good Reason (as defined in the agreement) or for any reason after a change in control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his retainer through the end of the term of the agreement.

Use of Company Aircraft.  Crane Co. has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under these agreements, which became effective on January 1, 2004 and were renewed on January 30, 2007, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. Effective January 1, 2009, the agreement with Mr. Evans was amended to provide that he pay the aggregate incremental cost of aircraft operation. During 2009, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $0 and $67,860, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2009, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time.

OTHER TRANSACTIONS AND RELATIONSHIPS

Mr. Queenan.  The law firm of K&L Gates LLP furnished legal services to Crane Co. in 2009, predominantly for asbestos-related matters, for which Crane Co. paid approximately $32.4 million. Mr. Queenan retired in 1995 as a partner of a predecessor law firm; he remains senior counsel to the firm, but no longer has any interest in its profits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of Crane Co., and no executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2009 and 2008 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2009	2008
	($ in thousands)

Audit fees (a)	$3,663	$4,025
Audit-related fees (b)	231	266
Tax fees (c)	529	452
All other fees (d)	73	11

Total	$4,496	$4,754

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $505 and $505 in 2009 and 2008, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $24 and $50 in 2009 and 2008, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory.

	2009	2008

Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	2.2%	1.3%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program, including quarterly reports to the Department of the Navy under the Administrative Agreement entered into in July 2007.

The Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2009, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2010. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the
Board of Directors of Crane Co.

K.E. Dykstra, Chair
R.S. Forté
D.R. Gardner
P.R. Lochner, Jr.

RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2010. Deloitte & Touche LLP have been Crane Co.’s independent auditors since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2010.

MISCELLANEOUS

Solicitation of Proxies.  Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $8,500 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.  The Audit Committee Report on page 38 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

Next Annual Meeting; Shareholder Proposals.  The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2011 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 8, 2010. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2010 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 20, 2010 and no later than January 19, 2011. If we do not receive notice by that date, then such proposals may not be presented at the 2011 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Eastern Time, on April 19, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/cr • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message. X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 — Karen E. Dykstra 02 — Richard S. Forté 03 — James L.L. Tullis (term expiring 2013) (term expiring 2013) (term expiring 2013) For Against Abstain 2. Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2010 B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX (Sticky Note comment Page 1 Info Indeterminate Page: 1 of 2 Job: BMT03022_BMT82 BN: 00000015 From: FBMTDCSR016 (10.252.20.121) on Wed Mar 03, 2010 at 06:00:37 PM) 015B3B

. INVESTOR INFORMATION Visit our web site at www.craneco.com where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site. You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released. You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327). ELECTRONIC DELIVERY OF PROXY MATERIALS Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor. You can locate your account number on your stock certificate, dividend check or plan statement. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Crane Co. Annual Meeting of Shareholders April 19, 2010 This Proxy is Solicited on Behalf of the Board of Directors. The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 26, 2010 at the Annual Meeting of Shareholders of Crane Co. to be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 19, 2010 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co Savings and Investment Plans. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by April 12, 2010 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. (Sticky Note comment Page 2 Info Indeterminate Page: 2 of 2 Job: BMT03022_BMT82 BN: 00000016 From: FBMTDCSR016 (10.252.20.121) on Wed Mar 03, 2010 at 06:00:37 PM) You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees and FOR Proposal 2.